Exhibit 10.25

CHANGE IN CONTROL

SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is made this 26 day of September, 2017 (“Effective Date”), by and between UNITED COMMUNITY BANK, a federally chartered savings bank (the “Bank”) and David Z. Rosen (the “Executive”) and UNITED COMMUNITY BANCORP, a Indiana corporation and the holding company for the Bank (the “Company”), as guarantor (the “Agreement”).

WHEREAS, to continue to encourage Executive’s dedication to his assigned duties in the face of potential distractions arising from the prospect of a Change in Control, the Bank wishes to provide certain benefits and payments in the event Executive’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within twelve (12) months of a Change in Control.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.       Termination after a Change in Control.

(a)       Cash benefit. Notwithstanding any other provisions in this Agreement, if the Executive’s employment terminates involuntarily but without Cause (as defined in paragraph (d) of this Section 1) or voluntarily but with Good Reason (as defined in paragraph (e) of this Section 1), in either case within 12 months after a Change in Control, the Bank shall promptly pay or cause to be paid to the Executive or to his beneficiaries, dependents or estate, a lump-sum cash payment equal to $156,000.00 which is the sum of Executive’s; (i) base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect when the Executive terminates employment) and (ii) the most recent bonus paid by the Company and/or the Bank. Unless a delay in payment is required under Section 1(b) of this Agreement, the payment required under this Section 1(a) shall be made within five (5) business days after the Executive’s termination of employment.

(b)       Payment of the cash benefit. If the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time his employment terminates and the cash severance benefit under Section 1(a) is considered deferred compensation under Section 409A of the Code, and filially if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, payment of the benefit under Section 1(a) shall be delayed and shall be made to the Executive in a single lump sum without interest on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates, subject to Section 16 of this Agreement.

(c)       Change in Control defined. For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)	Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation.

(ii)	Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(d)       Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered termination with Cause if the Executive shall have been terminated for any of the following reasons:

(i)	Personal dishonesty;
(ii)	Willful misconduct;
(iii)	Incompetence
(iv)	Breach of fiduciary duty involving personal profit;
(v)	Intentional failure to perform stated duties;
(vi)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank or the Company, any felony conviction, any violation of law involving moral turpitude or any violation of a final cease-and-desist order; or

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(vii)	Material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Bank or the Company unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that, in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

(e)       Good Reason defined. For purposes of this Agreement, “Good Reason” shall mean, unless consented in writing thereto, the occurrence, following a Change in Control of any of the following:

(i)       The assignment to the Executive of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements);

(ii)      A material diminution in the Executive’s Base Salary; or

(iii)      Relocation of the Executive’s to a location outside a radius of 35 miles of the Company’s executive office in Lawrenceburg, Indiana;

provided, however, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Executive. The Executive’s resignation hereunder for Good Reason shall not occur later than sixty (60) days following the initial date on which the event the Executive claims constitutes Good Reason occurred.

2.       Continuation of Benefits.

(a)      Benefits. Subject to Section 2(b) of this Agreement, if the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason within twelve (12) months after a Change in Control, the Bank shall continue or cause to be continued, at the Bank’s expense (no premium costs for the Executive), health, dental and vision insurance coverage substantially identical to the coverage maintained for the Executive before termination and in accordance with the same schedule prevailing before the Executive’s termination of employment. The insurance coverage shall cease upon the earlier of: (i) 12 month anniversary date of the Executive’s termination of employment with the Bank, (ii) expiration of the term of this Agreement, (iii) Executive’s death or (iv) the date the Executive becomes covered (as a full time employee) by another employer’s insurance program.

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(b)       Alternative lump-sum cash payment. If (i) under the terms of the applicable policy or policies for the insurance benefits specified in Section 2(a) it is not possible to continue the Executive’s coverage, or (ii) if when employment termination occurs the Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 2(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage under Section 2(a) the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for 12 months. The lump-sum payment shall be made within five (5) business days after employment termination or, if the Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which the Executive’s employment terminates, subject to Section 16 of this Agreement.

3.       Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by the Bank, or if the Executive becomes totally disabled while actively employed by the Bank. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Bank may have with the Executive relating to death or disability, not by this Agreement.

4.       Term of Agreement.

(a)       The term of this Agreement shall consist of: (i) the period commencing on the Effective Date and ending September 26, 2019, plus (ii) any and all extensions of the initial term made pursuant to this Section 4.

(b)       Commencing on September 26, 2018 (the “anniversary date”) and continuing on or before each anniversary date thereafter, the disinterested members of the Board of Directors of the Bank may extend the Agreement term, so that the remaining term of the Agreement, following Board action, will be two years, unless Executive elects not to extend the term of this Agreement by giving proper written notice. The Board of Directors of the Bank will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The Board of Directors of the Bank will notify Executive as soon as possible after each annual review whether it has determined to extend the Agreement.

5.       280G Limitation.

Notwithstanding any other provisions of this Agreement, in the event that the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code, then the Termination Benefits shall be reduced to a value which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code. The allocation of the reduction required hereby among the Termination Benefits shall first be made from any cash severance benefit due under Section 1(a) of this Agreement. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Section 1 hereof or a reduction in the payments and benefits specified, below zero.

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6.         This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (a) this Agreement is not a management or employment agreement and (b) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

7.         Withholding of Taxes. The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8.         Successors and Assigns.

(a)       This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

(b)       Since the Company and the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

9.         Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Company and the Bank.

10.       Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

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11.       Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

12.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.       Applicable Law. Except to the extent preempted by federal law, the laws of the State of Indiana shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

14.       Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 1 and 2. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

15.       No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

16.       Internal Revenue Code Section 409A.

(a)       This Agreement will be construed and administered to preserve the exemption from Section 409A of the Code of payments that qualify as a short-term deferral. With respect to any amount that is subject to Section 409A of the Code, it is intended, and this Agreement will be so construed, that any such amount payable under this Agreement and the Company’s, Bank’s or Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Code Section 409A and the treasury regulations relating thereto (“Section 409A”) so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. Solely as necessary to comply with Section 409A, for purposes of this Agreement, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

(b)       References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A.

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17.       Requiatonf Limitations. Any payments made or benefits provided for the Executive pursuant to this Agreement or otherwise, are subject to, and conditioned upon, compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

18.       Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Dearborn County, Indiana, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

19.       Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

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IN WITNESS WHEREOF, the parties have executed this Change in Control Severance Agreement as of as of September 26, 2017

UNITED COMMUNITY BANK

/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
President/CEO

/s/ David Z. Rosen
David Z. Rosen, Chief Financial Officer

UNITED COMMUNITY BANCORP (as guarantor)

/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
President/CEO

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